Letter to Shareholders
Technology & Corporate Development Progress Update
Date: 10/18/2010

To Our Valued Shareholders,

As XsunX continues development of its cross-industry CIGS technology, we wanted to provide you with the achievement of a significant milestone associated with the use of thermal co-evaporation techniques to produce the CIGS solar absorbing layer of our solar cell design.

In our last newsletter, we reported initial success with the co-evaporation of the CIGS layer producing films and devices that exhibited excellent film uniformity and high open circuit voltage typical for optimal quality CIGS films.  Towards that end, last week we successfully fabricated cells based upon the Company’s CIGSolar™ technology that surpass 14 percent conversion efficiency.   This achievement supports our assertion that small-area, co-evaporation production provides the best platform to deliver the highest efficiency CIGS based solar cells necessary to compete with and potentially replace silicon photovoltaic (PV) technologies.

“We have been working hard to improve efficiencies and the properties of the CIGS absorber since adding co-evaporation capability to our process development,” said President and Chief Operating Officer, XsunX, Inc., Joseph Grimes. “We are very excited over the rapid progress made in just the last few months. Achieving over 14 percent efficiency with excellent efficiency distribution bodes well towards our efforts to deliver a viable alternative to the use of silicon as the dominant solar technology.”

Deposition of the CIGS cell layer was conducted on full size 125 mm square substrates.  Test configurations used to measure efficiency are identical to that used by the National Renewable Energy Laboratory and XsunX test equipment is calibrated to the National Institute of Standards and Technology standards (NIST).

Thank you for your continued support of our company. As we make progress, we look forward to reporting back to you.  As always, if you have any questions in the meantime, please contact our Investor Relations desk at investors@xsunx.com or (888) 797-4527.

Sincerely,

Tom Djokovich, CEO, XsunX, Inc.

Safe Harbor Statement: Matters discussed in this shareholder news letter contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this shareholder news letter, the words "anticipate," "believe," "estimate," "may," "intend," "expect" and similar expressions identify such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties. These include, but are not limited to, risks and uncertainties associated with: the impact of economic, competitive and other factors affecting the Company and its operations, markets, product, and distributor performance, the impact on the national and local economies resulting from terrorist actions, and U.S. actions subsequently; and other factors detailed in reports filed by the Company.